SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2007
INNOVIVE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51534	74-3123261

(State or other jurisdiction of incorporation)	(Commission File	(IRS Employer ID Number)
Number)
555 Madison Avenue, 25th Floor, New York, New York 10022

(Address of principal executive offices)                 (Zip Code)
Registrant’s telephone number, including area code           (212) 716-1810
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Innovive Pharmaceuticals, Inc. has completed a formal portfolio planning exercise to balance risk, expense and timelines for each of the clinical assets across its entire portfolio. The primary conclusion was to emphasize the development of our more near term assets INNO-507 (Tamibarotene) and INNO-406 and seek ways to expand their commercial utility.
•	Our Tamibarotene pivotal study has been opened and we are seeking rapid enrollment of this study. We plan to be in position to file an NDA with the FDA by year-end 2008. We are also planning to expand the utility of Tamibarotene by conducting a study in the frontline acute promyelocytic leukemia (APL) setting with study initiation scheduled in the first half of 2008.
•	In the INNO-406 phase I study, we have successfully identified the dose for further testing as 240 mg twice daily; the phase I study will remain open for ongoing safety and efficacy evaluation. We are planning for the pivotal study to be initiated in the first quarter of 2008 with a planned NDA filing in the first half of 2009. In addition, we are in the planning process for expanding the utility of INNO-406 into the second and frontline chronic myelogenous leukemia (CML) setting. These studies are expected to be initiated in the first half of 2008.
•	The advancement of the INNO-206 phase II study in small cell lung cancer (SCLC) is now scheduled to occur in mid-2008. In the intervening time, we will complete our previously planned process development for a more robust manufacturing process to address scale, yield and purity sufficient for an NDA filing. Our anticipated timeline for phase II data is the first half of 2009.
•	The INNO-305 phase I study is 50% enrolled. We anticipate being able to assess the data in the first half of 2008 and expect to have our go/no go decision at that time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVE PHARMACEUTICALS, INC.

Date: September 27, 2007	/s/ Steven Kelly

Steven Kelly President and Chief Executive Officer

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